Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Fred Halvin	Julie Craven
(507) 437-5007	(507) 437-5345
fdhalvin@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS THIRD QUARTER RESULTS

AUSTIN, Minn. (August 23, 2007) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2007 third quarter.

HIGHLIGHTS

Third Quarter

•    Consolidated segment operating profit up 6 percent compared to last year

•    Diluted EPS of $.41, down 5 percent from $.43 per share in 2006 (higher effective tax rate in 2007)

•    Dollar sales of $1.52 billion increased 8 percent from 2006 (up 7 percent excluding acquisitions)

•    Volume up 1 percent compared to last year (same as last year excluding acquisitions)

•    Grocery Products operating profit down 2 percent; volume down 1 percent; dollar sales up 1 percent

•    Refrigerated Foods operating profit up 23 percent; volume down 1 percent (down 2 percent excluding acquisitions); dollar sales up 9 percent (up 7 percent excluding acquisitions)

•    Jennie-O Turkey Store operating profit down 19 percent; volume down 1 percent; dollar sales up 4 percent

•    Specialty Foods operating profit up 28 percent; volume up 6 percent; dollar sales up 14 percent

•    All Other operating profit up 67 percent; volume up 16 percent; dollar sales up 27 percent

•    Announced the acquisition of Burke Corporation today

The company reported fiscal 2007 third quarter net earnings of $57.4 million, down 4 percent from earnings of $59.6 million a year earlier.  Diluted earnings per share for the quarter were $.41 this year compared to $.43 per share last year and sales totaled $1.52 billion, up from $1.41 billion in fiscal 2006.

For the nine months ended July 29, 2007, net earnings were $200.7 million, or $1.44 per diluted share (up 2 percent), compared to $196.1 million a year ago, or $1.41 per diluted share.  Sales totaled $4.53 billion, up 8 percent, from $4.19 billion in the same period last year.

COMMENTARY

“As we previously announced, the higher than expected input costs within the Grocery Products segment pressured profitability more than we anticipated. This caused the company to fall short of the original expectations for the quarter,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.  “Within the Grocery Products segment, we saw mixed results for the quarter.  For example, we had significant distribution gains and sales growth from our HORMEL COMPLEATS microwave trays.  However, part of this growth was offset from weakness in our chunk chicken and CHI-CHI’S sauce business,” Ettinger stated.

“While we were disappointed with the overall results, we were encouraged by the 6 percent growth in our consolidated segment operating profit lead by strong year-over-year performance in Refrigerated Foods, Specialty Foods and the International division.  We were also satisfied with the progress Jennie-O Turkey Store is making to offset the higher grain input costs through higher pricing.  Based on this progress, we expect Jennie-O Turkey Store will meet last year’s fourth quarter results,” Ettinger commented.

“An important part of our growth plan is to make strategic acquisitions that fit into our business system and leverages our infrastructure. This morning we announced the purchase of Burke Corporation, a manufacturer of pizza-toppings and other fully-cooked meat products, which fits this profile perfectly.  This addition will strengthen our position in the pizza-topping industry and will expand our existing product offering to foodservice customers.  This acquisition will be accretive to fiscal 2008 and has annual sales of $125 million,” Ettinger concluded.

SEGMENT OPERATING HIGHLIGHTS – THIRD QUARTER

Grocery Products (13% of Net Sales, 26% of Total Operating Profit)

Operating profit in the Grocery Products segment declined 2 percent compared to last year.  Higher commodity input costs (pork, beef, chicken) pressured margins throughout the quarter.  Price advances taken on part of the product portfolio at the beginning of the quarter were not enough to offset the higher input costs.  The profitability of the SPAM Family of products, chunk chicken, and HORMEL bacon bits were all negatively affected by higher input costs.  Profits were also down from lower than expected sales of CHI CHI’S sauces and VALLEY FRESH chunk meats.  The HORMEL COMPLEATS microwave tray line of products continues to gain market share and grow at a double-digit pace.  Volume and net sales of the SPAM Family of products were also strong during the quarter behind promotional support for the product’s 70th anniversary.

Refrigerated Foods (54% of Net Sales, 35% of Total Operating Profit)

The Refrigerated Foods segment reported a 9 percent increase in sales and a 23 percent increase in operating profit for the quarter.  The strong performances from our Meat Products and Foodservice value-added businesses were key contributors to the increase in operating profit.  In Meat Products, strong volume and sales results were generated by ALWAYS TENDER flavored meats, HORMEL party trays, HORMEL refrigerated entrees, and DILUSSO DELI COMPANY products.  The line of NATURAL CHOICE products also continues to gain distribution and consumer acceptance.  Foodservice products posting strong results include BREAD READY sliced meats and AUSTIN BLUES BBQ products.  Farmer John also continued to see improvement in operating results this quarter driven by demand for foodservice products such as sliced ham and precooked breakfast meats.

Jennie-O Turkey Store (19% of Net Sales, 20% of Total Operating Profit)

Operating profit for the Jennie-O Turkey Store segment was 19 percent lower than last year.  Price advances have helped reduce the earnings gap caused by higher grain input costs, and we expect further progress to be made in the fourth quarter.  Value-added sales in the segment grew 8 percent behind strong demand for products across each of the retail, deli, and foodservice channels.  JENNIE-O TURKEY STORE frozen turkey burgers continue to grow in both the retail and foodservice markets.  The rotisserie line of products also performed well in the quarter with a double-digit increase in volume.

Specialty Foods (11% of Net Sales, 14% of Total Operating Profit)

The Specialty Foods segment reported segment profit 28 percent higher for the third quarter compared to last year.  Each of the business units in the segment contributed to the higher profits.  The Specialty Products business unit continued to benefit from price increases for specialty ingredients and double-digit volume and sales growth in contract manufacturing.  Results at Diamond Crystal Brands were driven by a favorable product mix shift as higher sales of nutritional products offset lower commodity sugar volume.  Century Foods also continued to deliver solid growth behind strong demand for ready-to-drink and nutritional jar products.

All Other (3% of Net Sales, 5% of Total Operating Profit)

The All Other segment, which includes the International business unit, had another strong quarter with operating profit up 67 percent compared to last year.  Strong volume and sales growth of value-added products was a major driver of the higher profits.  The company continues to have success building worldwide demand for the SPAM Family of products and STAGG chili.  Profitability in the segment was also improved by higher equity in earnings of affiliates from our joint venture in the Philippines.  The company’s China operations reported lower profits as price advances have not offset higher hog input costs.

General Corporate Expense

General corporate expense was higher compared to last year mostly due to a $2.3 million gain on the sale of a company airplane recognized in 2006.  The balance of the difference relates to the timing of accruals.  The 2007 year-to-date expenses are at a normalized level.

Effective Tax Rate

This quarter’s effective tax rate of 36.4 percent was slightly higher than our expected 35.6 percent rate because of an unfavorable discrete tax event.  It was significantly higher than last year’s rate of 32.0 percent because last year included favorable discrete tax events.  The earnings per share impact between last year’s rate and this year’s rate is $.03 per share.

OUTLOOK

“As noted in our preannouncement on August 9, we expect to see higher input costs continue into the fourth quarter.  During these periods of commodity inflation, we remain focused on the long-term objectives of the company to grow the business through new product development and build upon our market share positions in our key categories,” Ettinger said.

After assessing industry factors and our business plans and prospects, we are reaffirming our previous guidance range of $.62 - $.68 per share for the fourth quarter and the full year range is $2.06 - $2.12,” Ettinger concluded.

DIVIDENDS

Effective August 15, 2007, the company paid its 316th consecutive quarterly dividend.  The annual rate is $.60 per share.

CONFERENCE CALL

A conference call will be Webcast at 9:30 a.m. CT on Thursday, August 23, 2007.  Access is available at www.hormel.com.  If you do not have Internet access and want to listen to the call over the phone, the dial in number is 800-218-0713.  An audio replay is available by calling 800-405-2236 and entering access code 11094727.  The audio replay will be available beginning at 11:30 a.m. CT on Thursday, August 23, 2007, through 11:59 p.m. CT on September 7, 2007. The Webcast replay will be available at 11:30 a.m. CT, August 23, and archived for one year.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. For each of the past eight years, Hormel Foods has been named one of “The Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormel.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ materially.  Please refer to the cautionary statement regarding Forward-Looking Statements that appears on pages 26-31 in the company’s Form 10-Q for the quarter ended April 29, 2007, which can be accessed at www.hormel.com under “Investor-SEC Filings.”

Segment Data

Fiscal 2007 Third Quarter Segment Operating Results (in Thousands)

	THIRD QUARTER — 13 WEEKS ENDED
	July 29, 2007	July 30, 2006	% Change
NET SALES
Grocery Products	$202,150	$199,545	1.3
Refrigerated Foods	825,285	756,611	9.1
Jennie-O Turkey Store	278,588	267,754	4.0
Specialty Foods	167,694	146,583	14.4
All Other	46,288	36,401	27.2
Total	$1,520,005	$1,406,894	8.0

OPERATING PROFIT
Grocery Products	$26,868	$27,525	(2.4)
Refrigerated Foods	36,764	30,023	22.5
Jennie-O Turkey Store	20,841	25,715	(19.0)
Specialty Foods	14,075	10,989	28.1
All Other	4,853	2,907	66.9
Total segment operating profit	103,401	97,159	6.4
Net interest and investment income	(5,260)	(7,216)	27.1
General corporate expense	(7,862)	(2,410)	(226.2)
Income before tax	$90,279	$87,533	3.1

	YEAR TO DATE — 39 WEEKS ENDED
	July 29, 2007	July 30, 2006	% Change
NET SALES
Grocery Products	$631,991	$604,457	4.6
Refrigerated Foods	2,419,596	2,230,977	8.5
Jennie-O Turkey Store	825,246	789,407	4.5
Specialty Foods	513,842	454,761	13.0
All Other	138,010	108,570	27.1
Total	$4,528,685	$4,188,172	8.1

OPERATING PROFIT
Grocery Products	$99,046	$90,909	9.0
Refrigerated Foods	122,893	104,667	17.4
Jennie-O Turkey Store	64,761	92,034	(29.6)
Specialty Foods	48,398	33,534	44.3
All Other	16,193	11,026	46.9
Total segment operating profit	351,291	332,170	5.8
Net interest and investment income	(13,911)	(15,959)	12.8
General corporate expense	(23,051)	(26,780)	13.9
Income before tax	$314,329	$289,431	8.6

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	7-29-2007	7-30-2006	7-29-2007	7-30-2006

Net sales	$1,520,005	$1,406,894	$4,528,685	$4,188,172

Cost of products sold	1,196,624	1,084,740	3,499,981	3,181,544

GROSS PROFIT:	323,381	322,154	1,028,704	1,006,628

Expenses:
Selling and delivery	158,735	158,207	484,510	471,850

Marketing	29,088	29,180	94,464	95,036

Administrative & general	41,231	40,028	123,574	138,062

TOTAL EXPENSES:	229,054	227,415	702,548	704,948

Equity in earnings of affiliates	1,212	10	2,084	3,710

OPERATING INCOME:	95,539	94,749	328,240	305,390

Other income & expenses:
Interest & invest income (loss)	1,373	(661)	6,078	3,232

Interest expense	(6,633)	(6,555)	(19,989)	(19,191)

EARNINGS BEFOREINCOME TAXES:	90,279	87,533	314,329	289,431

Provision for income taxes	32,905	27,982	113,629	93,296
(effective tax rate)	36.45%	31.97%	36.15%	32.23%

NET EARNINGS	$57,374	$59,551	$200,700	$196,135

NET EARNINGS PER SHARE
Basic	$.42	$.43	$1.46	$1.42
Diluted	$.41	$.43	$1.44	$1.41

WGHT AVG SHARES OUT
Basic	137,447	137,913	137,574	137,906
Diluted	139,414	139,684	139,564	139,562

DIVIDENDS DECLARED
PER SHARE	$.15	$.14	$.45	$.42

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	July 29, 2007	October 29, 2006
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$104,504	$172,485
Accounts receivable	323,522	341,916
Inventories	659,223	570,932
Federal income taxes	4,141	0
Deferred income taxes	51,563	48,535
Prepaid expenses & other current assets	14,689	7,803

TOTAL CURRENT ASSETS	1,157,642	1,141,671

INTANGIBLES	692,271	698,681

OTHER ASSETS	337,478	309,144

PROPERTY, PLANT & EQUIPMENT, NET	936,803	910,810

TOTAL ASSETS	$3,124,194	$3,060,306

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$528,204	$585,014

LONG-TERM DEBT – LESS CURRENT MATURITIES	350,013	350,054

OTHER LONG-TERM LIABILITIES	322,389	322,326

SHAREHOLDERS’ INVESTMENT	1,923,588	1,802,912

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$3,124,194	$3,060,306

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirty-Nine Weeks Ended
	7-29-2007	7-30-2006
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$200,700	$196,135
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	85,082	81,661
Amortization of intangibles	8,645	8,035
Equity in earnings of affiliates	(3,186)	(3,308)
Provision for deferred income taxes	(3,239)	(5,063)
Loss (Gain) on property/equipment sales and plant facilities	617	(741)
Changes in operating assets and liabilities net of acquisitions:
Decrease in accounts receivable	23,926	12,964
Increase in inventories, prepaid expenses, and other current assets	(97,152)	(47,568)
Decrease (Increase) in net pension assets	6,113	(27,277)
Decrease in accounts payable and accrued expenses	(72,242)	(57,927)
Other	7,333	11,469
NET CASH PROVIDED BY OPERATING ACTIVITIES	156,597	168,380

INVESTING ACTIVITIES
Sale of available-for-sale securities	527,857	153,650
Purchase of available-for-sale securities	(527,857)	(122,260)
Acquisitions of businesses	(13,620)	(75,013)
Purchases of property / equipment	(96,602)	(107,678)
Proceeds from sales of property / equipment	5,866	4,714
(Increase) Decrease in investments, equity in affiliates, and other assets	(24,751)	542
Dividends from affiliates	730	811
NET CASH USED IN INVESTING ACTIVITIES	(128,377)	(145,234)

FINANCING ACTIVITIES
Proceeds from short-term debt	25,000	80,000
Principal payments on short-term debt	(17,576)	(40,000)
Principal payments on long-term debt	(6,322)	(353)
Dividends paid on common stock	(60,524)	(56,515)
Share repurchase	(47,982)	(12,809)
Other	11,203	7,674
NET CASH USED IN FINANCING ACTIVITIES	(96,201)	(22,003)
(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(67,981)	1,143
Cash and cash equivalents at beginning of year	172,485	131,046
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$104,504	$132,189